EXHIBIT 16


                              Letter from KPMG LLP

                                    KPMG LLP
                        1305 Walt Whitman Road, Suite 200
                          Melville, New York 11747-4302

November 24, 2003

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re:  Colonial Commercial Corp. File No. 1-6663

Ladies and Gentlemen:

We were previously principal accountants for Colonial Commercial Corp. and, under the date of October 2, 2003, we reported on the consolidated financial statements of Colonial Commercial Corp. and subsidiaries as of and for the years ended December 31, 2002 and 2001.

During a meeting with the audit committee chairman on November 18, 2003, KPMG informed the audit committee chairman that KPMG would not serve as the independent auditors for the December 31, 2003 fiscal year. On November 20, 2003, our appointment as principal accountants has ceased. We have read Colonial Commercial Corp.'s statements included under Item 4 of its Form 8-K dated November 24, 2003 and we agree with such statements, except that we are not in a position to agree or disagree with Colonial Commercial Corp.'s statements in
Item 4(a)(1)(iii) that the change of independent accountants was approved by the audit committee and board of directors. In addition, we are not in a position to agree or disagree with Colonial Commercial Corp.'s statements made in Item 4(a)(2).

                                                     Very truly yours,


                                                     /s/ KPMG LLP
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